UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 23, 2015

MOHAWK INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	01-13697	52-1604305
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

160 South Industrial Blvd., Calhoun, Georgia	30701
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (706) 629-7721

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act CFR 240.17R 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 26, 2015, Mohawk Industries, Inc. (the “Company”) amended and restated the senior, unsecured revolving credit facility by and among the Company and certain of its subsidiaries, as borrowers, Wells Fargo Bank, National Association, as administrative agent, swing line lender, and an L/C issuer, and the other lenders party thereto (such facility, as amended and restated, the “Amended Facility”). The modification effected by the Amended Facility included (1) increasing the amount of the credit facility from $1.0 billion to $1.8 billion, (2) reducing pricing, (3) extending the maturity from September 25, 2018 to March 26, 2020, (4) eliminating the provision providing for acceleration of the maturity date to the date 90 days prior to the maturity of senior notes due in January 2016 absent the satisfaction of specified liquidity levels, (5) eliminating the requirement that subsidiaries that are not borrowers under the credit facility provide guaranties if our credit ratings fall below certain specified levels and (6) modifying certain of the negative covenants to provide us with additional flexibility, including additional flexibility to make acquisitions and incur indebtedness. The remaining terms of the Amended Facility are substantially consistent with the terms of the existing facility, as set forth in Item 2.03 of this report.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On March 26, 2015, the Company entered into the Amended Facility described in Item 1.01 of this report. The Amended Facility provides for a maximum of $1.8 billion of revolving credit, including limited amounts of credit in the form of letters of credit and swingline loans. The Amended Facility is scheduled to mature on March 26, 2020. The Company can terminate and prepay the Amended Facility at any time without payment of any termination or prepayment penalty (other than customary breakage costs in respect of loans bearing interest at a rate based on LIBOR).

At the Company’s election, revolving loans under the Amended Facility bear interest at annual rates equal to either (a) LIBOR for 1, 2, 3 or 6 month periods, as selected by the Company, plus an applicable margin ranging between 1.00% and 1.75%, or (b) the higher of the Wells Fargo Bank, National Association prime rate, the Federal Funds rate plus 0.5%, and a monthly LIBOR rate plus 1.0%, plus an applicable margin ranging between 0.00% and 0.75%. The Company also pays a commitment fee to the Lenders under the Amended Facility on the average amount by which the aggregate commitments of the Lenders’ exceed utilization of the Amended Facility ranging from 0.10% to 0.225% per annum. The applicable margins and the commitment fee are determined based on whichever of the Company’s Consolidated Net Leverage Ratio or its senior unsecured debt rating (or if not available, corporate family rating) results in the lower applicable margins and commitment fee (with applicable margins and the commitment fee increasing as that ratio increases or those ratings decline, as applicable).

The Company can use the proceeds of the Amended Facility for general corporate purposes, including working capital, capital expenditures, financing acquisitions, investments, and refinancing other indebtedness.

The obligations of the Company and its subsidiaries in respect of the Amended Facility are unsecured.

All obligations of the several domestic borrowers are guaranteed by the other domestic borrowers party to the Amended Facility, and all obligations of the several foreign borrowers are guaranteed by the other foreign borrowers and all of the domestic borrowers party to the Amended Facility.

The Amended Facility includes certain affirmative and negative covenants that impose restrictions on the Company’s financial and business operations, including limitations on liens, subsidiary indebtedness, fundamental changes, asset dispositions, dividends and other similar restricted payments, transactions with affiliates, future negative pledges, and changes in the nature of the Company’s business. Many of these limitations are subject to numerous exceptions. The Company is also required to maintain a Consolidated Interest Coverage Ratio of at least 3.0 to 1.0 and a Consolidated Net Leverage Ratio of no more than 3.75 to 1.0, each as of the last day of any fiscal quarter.

The Amended Facility also contains customary representations and warranties and events of default, subject to customary grace periods.

The foregoing summary of the Amended Facility is qualified in its entirety by reference to the Credit Agreement attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 8.01 Other Events.

On March 23, 2015, the Company entered into an agreement to settle, subject to court approval, all claims brought by a class of direct purchasers of polyurethane foam products. As previously disclosed, the plaintiffs alleged that certain manufacturers of polyurethane foam products and competitors of the Company’s carpet underlay division had engaged in price fixing in violation of U.S. antitrust laws. The

Company continues to deny all allegations of wrongdoing but is settling to avoid the uncertainty, risk, expense and distraction of protracted litigation. Court approval of the settlement agreement is expected. The Company remains a defendant in the previously disclosed indirect purchaser class case, as well as a number of cases involving other purchasers of polyurethane foam products not sold by the Company.

As a result of the foregoing, the Company will record a $125 million charge for the settlement and defense of the direct purchaser class case and the remaining cases. The Company believes that adequate provisions for resolution of all of these cases have been made. These cases are subject to significant contingencies and uncertainties, and the Company is unable to estimate the amount or range of loss, if any, in excess of amounts accrued. The Company does not believe that the ultimate outcome of the remaining cases will have a material adverse effect on its financial condition, but the resolution of such cases could have a material adverse effect on the Company’s results of operations, cash flows or liquidity in a given quarter or year.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1	Amended and Restated Credit Facility, dated March 26, 2015, by and among the Company and certain of its subsidiaries, as borrowers, Wells Fargo Bank, National Association, as administrative agent, swing line lender, and an L/C issuer, and the other lenders party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Mohawk Industries, Inc.

Date: March 27, 2015	By:	/s/ R. David Patton
R. David Patton
VP-Business Strategy, General Counsel & Secretary